                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
         SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
         SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                    Commission File Number      333-47278
                                                          ----------------------

                      AmeriCredit Financial Services, Inc.
        (with respect to Americredit Automobile Receivables Trust 2000-1)
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             (Exact Name of Registrant as specified in its charter)

           801 Cherry Street, Fort Worth, Texas 76102; (817) 302-7000
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       Class A-1 6.757% Asset Backed Notes
                       Class A-2 6.700% Asset Backed Notes
                       Class A-3 6.740% Asset Backed Notes
                        Class B 7.160% Asset Backed Notes
                        Class C 7.440% Asset Backed Notes
                        Class D 8.220% Asset Backed Notes
                       Class E 10.680% Asset Backed Notes
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            (Title of each class of securities covered by this Form)

                                      None
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   (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)        [     ]        Rule 12h-3(b)(1)(ii)       [     ]
    Rule 12g-4(a)(1)(ii)       [     ]        Rule 12h-3(b)(2)(I)        [     ]
    Rule 12g-4(a)(2)(i)        [     ]        Rule 12h-3(b)(2)(ii)       [     ]
    Rule 12g-4(a)(2)(ii)       [     ]        Rule 15d-6                 [  x  ]
    Rule 12h-3(b)(1)(i)        [     ]

         Approximate number of holders of record as of the certification or notice date:

         Class A-1 6.757% Asset Backed Notes:              0
                                                         -----
         Class A-2 6.700% Asset Backed Notes:             12
                                                         -----
         Class A-3 6.740% Asset Backed Notes:              6
                                                         -----
         Class B 7.160% Asset Backed Notes                31
                                                         -----
         Class C 7.440% Asset Backed Notes                 3
                                                         -----
         Class D 8.220% Asset Backed Notes                 6
                                                         -----
         Class E 10.680% Asset Backed Notes:               7
                                                         -----




         Pursuant to the requirements of the Securities Exchange Act of 1934 AmeriCredit Financial Services, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  February 5, 2002                  BY: /s/ Preston Miller
     -----------------------------          ------------------------------------
                                            Name:  Preston Miller
                                            Title: Executive Vice President
                                                   and Treasurer